EXHIBIT 99.1

AutoNation

FOR IMMEDIATE RELEASE
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                                                            CONTACT: MARC CANNON
                                                                  (954) 769-3146
                                                          cannonm@autonation.com


              MIKE JACKSON NAMED CHAIRMAN-ELECT OF AUTONATION, INC.
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         WAYNE HUIZENGA TO RETIRE FROM CHAIRMAN'S POST AT YEAR-END 2002


FORT LAUDERDALE, FLA. (SEPTEMBER 19, 2002) --- AUTONATION, INC. (NYSE: AN), America's largest retailer of both new and used vehicles, announced today that the Board of Directors has named Mike Jackson Chairman of the Board, effective January 1, 2003. Mr. Jackson, currently Chief Executive Officer, succeeds H. Wayne Huizenga, who is retiring as Chairman effective December 31, 2002. Mr. Huizenga will continue as a member of the company's Board of Directors, and Mr. Jackson will continue to serve as Chief Executive Officer.

"AutoNation has come a long way from concept to reality," Mr. Huizenga said. "I will be 65 in December and I am fortunate to be in excellent health. I felt it was time for me to scale back my involvement at AutoNation and focus my attention towards new entrepreneurial opportunities. I am confident of Mike's abilities and proud of the company's performance. The succession to Mike Jackson is well-timed considering his knowledge and experience and the strength of AutoNation. Mike is a proven leader and over the past three years as CEO, he has shown no one has a better understanding of automotive retail. Mike brings a keen strategic intellect, a valued background, strong leadership characteristics and a unique set of team-building skills to the position of Chairman and is ideally suited to lead AutoNation for many years to come."

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


          MIKE JACKSON NAMED CHAIRMAN-ELECT OF AUTONATION, INC.        PAGE 2
          -----------------------------------------------------

"I am grateful to Wayne and the Board of Directors for the confidence they have shown in me," said Mr. Jackson. "We have assembled a great team of automotive retailers who are well poised to lead AutoNation to the next level."


ABOUT AUTONATION, INC.
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         AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America's largest retailer of both new and used vehicles. Ranked #101 on the 2002 Fortune 500, AutoNation employs approximately 30,000 people at 374 new vehicle franchises in 17 states. Additional information is available at www.AutoNation.com, where consumers can find more than 100,000 vehicles available for sale.


FORWARD-LOOKING STATEMENTS
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         Certain statements and information included in this release constitute
"forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

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